Exhibit 99

Schlumberger Announces Second-Quarter 2020 Results

•	Worldwide revenue of $5.4 billion decreased 28% sequentially

•	International revenue of $4.1 billion decreased 19% sequentially

•	North America revenue of $1.2 billion decreased 48% sequentially

•	GAAP loss per share, including charges and credits of $2.52 per share, was $2.47

•	EPS, excluding charges and credits, was $0.05

•	Cash flow from operations was $803 million and free cash flow was $465 million

•	Board approved quarterly cash dividend of $0.125 per share

HOUSTON, July 24, 2020—Schlumberger Limited (NYSE: SLB) today reported results for the second quarter of 2020.

Second-Quarter Results	(Stated in millions, except per share amounts)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential		Year-on-year
Revenue	$5,356	$7,455	$8,269	-28%		-35%
Income (loss) before taxes - GAAP basis	$(3,627)	$(8,089)	$593	n/m		n/m
Pretax segment operating income*	$396	$776	$968	-49%		-59%
Pretax segment operating margin*	7.4%	10.4%	11.7%	-303	bps	-431	bps
Net income (loss) - GAAP basis	$(3,434)	$(7,376)	$492	n/m		n/m
Net income, excluding charges & credits*	$69	$351	$492	-80%		-86%
Diluted EPS (loss per share) - GAAP basis	$(2.47)	$(5.32)	$0.35	n/m		n/m
Diluted EPS, excluding charges & credits*	$0.05	$0.25	$0.35	-80%		-86%

North America revenue	$1,183	$2,279	$2,801	-48%		-58%
International revenue	$4,138	$5,121	$5,463	-19%		-24%

North America revenue, excluding Cameron	$842	$1,773	$2,201	-53%		-62%
International revenue, excluding Cameron	$3,463	$4,395	$4,708	-21%		-26%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits” and “Segments” for details.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Before addressing our results, I would like to pay tribute to our employees and contractors for their remarkable resilience in the face of the historic COVID-19 pandemic that confronts us all.

“Our employees and contractors have shown outstanding adaptability to the new working environment with up to 55,000 of our people working remotely to maintain business continuity. They have embraced digital remote operations, adjusted work practices to mitigate contamination risks, and delivered benchmark safety and service quality performance for our customers. I would like to extend my heartfelt appreciation for their dedication and sacrifices while working in a difficult operating environment, and for their leadership in helping the communities where we live and work. As the pandemic lingers, we will remain cautious in our global operations. The safety of our people remains paramount.

“This has probably been the most challenging quarter in past decades. Schlumberger second-quarter revenue declined 28% sequentially, caused by the unprecedented fall in North America activity, and international activity drop due to downward revisions to customer budgets accentuated by COVID-19 disruptions. This speaks volumes about an industry confronted with historic oil demand and supply imbalances caused by demand destruction from the global COVID-19 containment effort.

“North America revenue declined 48% sequentially with land revenue falling 60% as customers dramatically cut back spending. International revenue declined 19% sequentially with Latin America and Africa experiencing the largest revenue declines due to COVID-19-related restrictions and the drop in deepwater activity. In addition, there was a production interruption in our Asset Performance Solutions (APS) projects in Ecuador caused by a major land slide that led to the rupture of the main pipeline. Revenue in the Middle East, Russia, Europe, and Asia proved more resilient as these regions, when combined, declined 10% sequentially.

Second-Quarter Revenue by Segment				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential	Year-on-year
Reservoir Characterization	$1,052	$1,311	$1,558	-20%	32%
Drilling	1,731	2,289	2,420	-24%	-28%
Production	1,615	2,703	3,077	-40%	-48%
Cameron	1,015	1,254	1,328	-19%	-24%
Other	(57)	($102)	(114)	n/m	n/m

	$5,356	$7,455	$8,269	-28%	-35%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

“By business segment sequentially, second-quarter revenue for Reservoir Characterization and Drilling fell 20% and 24%, respectively. This was due to the North America land activity decline and COVID-19 disruptions in several international GeoMarkets. Production revenue declined 40% sequentially, driven by the precipitous drop in OneStim® pressure-pumping activity. Cameron revenue declined 19% sequentially, mostly due to North America land activity decline in Surface Systems and Valves & Process Systems.

“In the face of such adversity, Schlumberger has demonstrated resilience. Through our decisive actions, we protected our liquidity and cash positions, and sustained resilient international margins while navigating the trough of this downcycle. The results of our actions and continued success with technology—particularly digital—can be seen from our decremental margins and our strong free cash flow generation.

“First, our cash flow from operations was $803 million and we generated $465 million of free cash flow despite significant severance payments during the quarter. We continue to be opportunistic in accessing the financial markets, systematically refinancing and spacing out future debt maturities, and taking proactive measures to enhance our liquidity position.

“Second, despite the severe drop in international revenue and the significant effect of the APS production interruption in Ecuador, international margin was extraordinarily resilient, as it was essentially flat compared to the previous quarter. Three out of our four business segments and more than half of our 13 international GeoMarkets either expanded or maintained their international margins on a sequential basis. This was due to our swift and decisive actions to reduce operating costs, restructure, and rationalize our asset base. We are permanently removing $1.5 billion of structural costs annually by reorganizing Schlumberger into a leaner and more responsive company that is better aligned with our customers’ workflows. We are combining our 17 product lines into four divisions, structuring our geographic organization around five key basins of activity, and streamlining our management structure. In addition, significant progress was also made in improving the results of previously underperforming business units and digital technology adoption has increased. Overall this quarter, we posted a decremental operating margin of 18% sequentially.

“In response to market conditions, we recorded $3.7 billion of pretax restructuring and asset impairment charges, including $1 billion of severance costs, as of the end of the quarter. The remaining portion of the charge largely relates to the non-cash impairment of certain assets.

“Altogether, I am extremely proud of our operational and financial performance during the quarter as we continue to build the foundation for our future success while we navigate the trough of this downcycle.

“Looking at the macro view in the near-term, oil demand is slowly starting to normalize and is expected to improve as government measures support consumption. However, subsequent waves of potential COVID-19 resurgence pose a negative risk to this outlook.

“The conditions are set in the third quarter for a modest frac completion activity increase in North America, though from a very low base. Internationally, markets may continue to be disrupted by the pandemic and will continue to adjust to budget levels set during the second quarter, but this would be mostly offset by the seasonal return of activity in the Northern Hemisphere and the rebound of Latin America from its second-quarter weakness. However, any further material COVID-19 disruption or significant setback in oil demand arising from a slower economic recovery could present downside risks to this outlook. Absent these risks, we anticipate flat sequential revenue on a global basis and our pretax segment operating income and margin should expand as a result of our restructuring efforts, improved activity mix, and sustained benefits from technology adoption, including digital.

“We believe the decisive and comprehensive measures we have taken to face the industry reality will continue to protect our liquidity and cash positions and allow us to expand our margins. We have taken the long-term view in restructuring our company—aligning with our customers’ workflows, empowering a lean and responsive organization, and accelerating the execution of our performance strategy, with capital stewardship, fit-for-basin, and digital as key attributes of success. I am extremely optimistic about the future of Schlumberger, building on the strength of our international franchise and positioning the company as the performance partner of choice for our customers in the new industry landscape.”

Other Events

During the second quarter, Schlumberger issued EUR 1 billion of 1.375% Notes due 2026, $900 million of 2.650% Notes due 2030, and EUR 1 billion of 2.000% Notes due 2032.

In June, Schlumberger repurchased $1.5 billion of its outstanding notes, consisting of $935 million of its 3.300% Notes due 2021 and all $600 million of its 4.200% Notes due 2021.

On July 23, 2020, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on October 8, 2020 to stockholders of record on September 2, 2020.

Consolidated Revenue by Area

				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential	Year-on-year
North America	$1,183	$2,279	$2,801	-48%	-58%
Latin Americ a	543	$945	1,115	-42%	-51%
Europe/CIS/Africa	1,449	$1,751	1,896	-17%	-24%
Middle East & Asia	2,146	$2,426	2,452	-12%	-12%
Other	35	$54	5	n/m	n/m

	$5,356	$7,455	$8,269	-28%	-35%

North America revenue	$1,183	$2,279	$2,801	-48%	-58%
International revenue	$4,138	$5,121	$5,463	-19%	-24%

North America revenue, excluding Cameron	$842	$1,773	$2,201	-52%	-62%
International revenue, excluding Cameron	$3,463	$4,395	$4,708	21%	-26%

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to the current period presentation.

North America

North America area consolidated revenue of $1.2 billion was 48% lower sequentially with North America land revenue falling 60%, in line with the decline in rig and hydraulic fracturing stage counts, as customers dramatically cut back spending. OneStim fracturing and land drilling activity fell as customers revised budgets downward, challenged by low oil prices, take-away constraints, and storage overflow. In addition, sales in North America land of Surface Systems, Artificial Lift Solutions, and Valves & Process Systems decreased sequentially. North America offshore revenue decreased less severely, 12% sequentially.

International

Consolidated revenue in the Latin America area of $543 million decreased 42% sequentially, primarily due to a production interruption in our APS projects in Ecuador. In addition, COVID-19 disruptions affected drilling activities in Argentina, Bolivia, Colombia, and Peru. In contrast, Mexico and Brazil declined less severely as reduced land activity was partially offset by offshore exploration operations, where work continued with COVID-19 risk-mitigation protocols.

Europe/CIS/Africa area consolidated revenue of $1.4 billion decreased 17% sequentially due to a significant drop in activity in the Sub-Sahara Africa and North Africa GeoMarkets from COVID-19 disruptions, project cancellations, and work stoppages. The Russia & Central Asia GeoMarket was resilient as COVID-19 activity disruption was offset by the pickup of seasonal land activity in Russia, in preparation for the summer drilling campaigns. Revenue also declined less in the North Sea and Continental Europe, following the winter slowdown and as activity resumed later in the quarter after COVID-19 lockdowns were relaxed.

Consolidated revenue in the Middle East & Asia area of $2.1 billion decreased 12% sequentially, primarily due to a significant drop in activity in the Eastern Middle East and South East Asia GeoMarkets from work delays, project suspensions, and completed contracts. Revenue in the North Middle East and Saudi Arabia & Bahrain GeoMarkets declined less due to new projects. Revenue in the Far East Asia GeoMarket was essentially flat as project delays were offset by the seasonal rebound and resumption of activity after the lifting of COVID-19 lockdowns in China.

Reservoir Characterization

				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential		Year-on-year
Revenue	$1,052	$1,311	$1,558	-20%		-32%
Pretax operating income	$185	$184	$317	1%		-42%
Pretax operating margin	17.6%	14.0%	20.3%	357	bps	-273	bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Reservoir Characterization revenue of $1.1 billion, 84% of which came from the international markets, decreased

20% sequentially. North America and international revenues declined 17% and 20%, respectively. This was mainly due to lower Wireline activity in North America land and the Eastern Middle East and Sub-Sahara Africa GeoMarkets. Testing Services revenue was also lower mainly in the Sub-Sahara Africa GeoMarket as a result of completed projects and delayed and cancelled activities due to COVID-19. WesternGeco® revenue declined as a project was completed in the Middle East, while Software Integrated Solutions (SIS) revenue declined slightly as well.

Reservoir Characterization pretax operating margin of 18% rebounded 357 bps sequentially despite the significant revenue decline. This margin expansion was evident both in North America and internationally. Outperformance was delivered by prompt cost reduction measures in compensation through headcount rationalization and furloughs, particularly in SIS, WesternGeco, and Wireline.

Drilling

				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential		Year-on-year
Revenue	$1,731	$2,289	$2,420	-24%		-28%
Pretax operating income	$165	$285	$301	-42%		-45%
Pretax operating margin	9.6%	12.4%	12.4%	-289	bps	-288	bps

Drilling revenue of $1.7 billion, 82% of which came from the international markets, decreased 24% sequentially. North America and international revenues declined 48% and 18%, respectively. This was primarily due to the activity decline in US land as rig count dropped more than 50% while COVID-19 disruptions caused drilling activities to be cancelled or suspended in several international GeoMarkets. Drilling activity in Russia & Central Asia, however, was resilient as COVID-19 disruption was offset by seasonal pickup in Russia land activity in preparation for the summer drilling campaigns.

Drilling pretax operating margin of 10% contracted by 289 bps sequentially, posting a 21% decremental operating margin. The margin contraction was primarily in North America, while international margin was resilient and flat sequentially. Drilling & Measurements and M-I SWACO accounted for most of the margin decline and experienced the largest drop in activity due to their sizeable footprint in North America land.

Production

				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential		Year-on-year
Revenue	$1,615	$2,703	$3,077	-40%		-48%
Pretax operating income	$25	$212	$235	-88%		-89%
Pretax operating margin	1.5%	7.8%	7.6%	-630	bps	-612	bps

Production revenue of $1.6 billion, 75% of which came from the international markets, declined 40% sequentially. North America and international revenues declined 62% and 26%, respectively. This was driven by the precipitous drop in OneStim pressure-pumping activity in North America land. APS revenue was also down by nearly 50% due primarily to a significant production interruption in Ecuador. International revenue decreased due mostly to COVID-19 disruptions—mainly in the Latin America South, Sub-Sahara Africa, Saudi Arabia & Bahrain, and Eastern Middle East GeoMarkets.

Production pretax operating margin of 2% contracted by 630 bps sequentially, posting a 17% decremental operating margin. The margin decline was due to reduced profitability in North America land from the dramatic fall in activity, which mostly impacted the OneStim margin. International margin declined also, albeit less severely, driven by the drop in APS revenue in Ecuador and the reduction of Well Services activity.

Cameron

				(Stated in millions)

	Three Months Ended			Change
	Jun. 30, 2020	Mar. 31, 2020	Jun. 30, 2019	Sequential		Year-on-year
Revenue	$1,015	$1,254	$1,328	-19%		-24%
Pretax operating inc ome	$80	$121	$165	-34%		-51%
Pretax operating margin	7.9%	9.7%	12.4%	-180	bps	-453	bps

Certain prior period amounts have been reclassified to conform to the current period presentation.

Cameron revenue of $1.0 billion, 67% of which came from the international markets, decreased 19% sequentially. North America and international revenues declined 33% and 7%, respectively. The North America decline was driven by lower Surface Systems and Valves & Process Systems revenues while international activity decline was mainly due to lower Drilling Systems sales. Meanwhile, OneSubsea® revenue was resilient, only declining slightly with international revenue growing sequentially, but offset by a decline in North America.

Cameron pretax operating margin of 8% declined by 180 bps sequentially, posting a 17% decremental operating margin. The margin contraction was primarily due to reduced profitability in North America, impacting Surface Systems and Valves & Process Systems margins, while international margin expanded sequentially due to OneSubsea and Drilling Systems. Prompt cost reduction measures through headcount rationalization, furloughs, and lower manufacturing costs contributed to the international margin expansion.

Quarterly Highlights

Schlumberger is leading the industry in the development of Digital solutions to increase performance in drilling and reservoir characterization. Deploying these solutions in the current challenging industry environment can help customers maintain business continuity and improve their teams’ performance worldwide. Examples of this during the quarter included:

•

As announced last quarter, Schlumberger and ExxonMobil are jointly working on the deployment of digital drilling solutions around planning, execution, and continuous improvement through learning. As a next step, ExxonMobil and Schlumberger have finalized an enabling agreement for the deployment of DrillOps* on-target well delivery solution in ExxonMobil’s unconventional operations. The technology is expected to enable faster, lower-cost wells through drilling automation and orchestration of the digital well plan generated by DrillPlan* coherent well construction planning solution.

•

Schlumberger and Honghua Electric Co., Ltd. entered into a memorandum of understanding (MOU) for the seamless integration of the DrillOps on-target well delivery solution with all new Honghua rigs. Under the MOU, Honghua will manufacture and sell rigs that have plug-and-play capability with the DrillOps solution, which integrates planning and operations while automating well construction tasks in order for the rig to operate at peak performance throughout the execution of the drilling plan.

•

In the United Arab Emirates, Dragon Oil plc awarded Schlumberger a contract for deployment of agile reservoir modeling through the DELFI* cognitive E&P environment, the first implementation of this kind in the Middle East and North Africa region. A joint Dragon Oil and Schlumberger team will use this approach to enhance productivity of Dragon Oil’s Lam Main and Lam West Fields in Turkmenistan. The approach will use a combination of automated, traditional domain workflows and workflows driven by machine learning and AI to rapidly provide insights into development strategies for optimizing production across the life cycle of the assets.

•

The Nigerian Department of Petroleum Resources (DPR) signed an agreement for the provision of a Schlumberger virtual data room in support of the first-ever virtual marginal fields bid round to be held this year. DPR is adopting Schlumberger digital technologies in alignment with its commitment to promoting Nigeria’s oil and gas assets online to a global audience in a secure digital environment. The agreement includes an online digital solution to support the bid round delivered by Schlumberger via software as a service (SaaS). The solution uses the Petrel* E&P software platform to improve subsurface insight and to identify bypassed reserves.

•

GAIA Xchange* data marketplace, the world’s first digital E&P data marketplace, was launched in the first Schlumberger Online Conference. GAIA Xchange marketplace brings together global content providers and consumers on a single, open platform. The GAIA* digital subsurface platform enables customers to securely and instantly access multidomain, evergreen E&P data as a subscription from a growing number of content providers. GAIA Xchange marketplace has multiple E&P content providers who can showcase, manage, and deliver their data immediately to prospective buyers.

•

In the Gulf of Mexico, Schlumberger used the Ora* intelligent wireline formation testing platform to characterize a complex reservoir in a deepwater exploration well for Repsol. Remote collaboration between the Repsol and Schlumberger teams in town and at the wellsite enabled the efficient deployment of the Ora platform, which secured pure fluid samples at multiple depths in the unconsolidated formation. The Ora platform’s technology helped the operator investigate reservoir fluid viscosity variations and conduct a high-quality deep transient testing on wireline—without flaring—to prove economic producibility. Repsol announced a significant discovery just days after the survey.

The deployment of evolving, differentiated business models, fit-for-basin technologies, and technology access with regional partners further differentiate Schlumberger within the industry. A few examples of this included:

•

In the Gulf of Mexico, secure remote capabilities delivered by OneSubsea helped BP keep the Mad Dog 2 project on schedule. Using a suite of remote solutions, including remote customer-witness factory integration testing (FIT), a remote master control station, and integrated control and safety systems, OneSubsea was able to provide overviews of system functionality without requiring onsite witnessing. BP is now considering conducting all future FITs remotely, which would result in significant cost savings related to travel and further reduce operational risk.

•

In West Texas, OneStim deployed fit-for-basin fracturing technology services to protect production from parent- child well interference effects for MDC Texas Energy. The service—comprised of BroadBand Shield* fracture- geometry control technology and the equipment required—was deployed in conjunction with a pumping and wellsite equipment services provider. After 60 days, the infill well treated with BroadBand Shield technology, located closest to the parent well, achieved approximately 10% higher production performance compared to an adjacent infill well farther from the parent well. The parent well experienced no detrimental production impact following the infill well’s stimulation treatments, indicating no negative fracture interference.

•

Schlumberger entered into a collaboration agreement with China Petroleum Logging Co., Ltd (CPL), a subsidiary of China National Petroleum Corporation (CNPC), to jointly manufacture fit-for-basin wireline downhole technology in China. As part of this technology access agreement, Schlumberger will support CPL on the manufacturing and sustaining activities for ThruBit* through-the-bit logging services technology at the CPL technology center in Xi’an, Shaanxi province. The increasing number of horizontal wells undertaken by CNPC each year has made the differentiated technology of the ThruBit services platform essential to their reservoir evaluation strategy. This technology collaboration will enable CPL to significantly improve their logging capabilities in horizontal and vertical wells across China while increasing Schlumberger’s participation in this market.

•

In Malaysia, the SpectraSphere* fluid mapping-while-drilling technology has helped add value to PETRONAS brownfield assets. The technology developed by Schlumberger Drilling & Measurements eliminated fluid uncertainty in untapped fault blocks while mitigating operational risks. SpectraSphere technology was successfully deployed in two field rejuvenation campaigns in the Temana and Dulang Fields, offshore Malaysia. It involved wellbores with up to 80° of inclination and large overbalance, resulting in approximately USD 2 million in operating cost savings. Fluid identification was performed in real-time, in multiple reservoir horizons. The data provided by SpectraSphere assisted PETRONAS petrotechnical experts to firm up and accelerate perforation and completion design, in addition to understanding the reservoir and improving reserve estimation.

This quarter’s contract awards reflect the diversity of our business models in different basins around the globe, including alignment with in-country value, offshore processing, and subsea integration.

•

Kuwait Oil Company awarded Schlumberger a five-year contract with an optional one-year extension valued at USD 320 million for the provision of coiled tubing and stimulation services. Some of the technologies include ACTive* real-time downhole coiled tubing services, OpenPath Reach* extended-contact stimulation service, and OpenPath Sequence* diversion stimulation service.

•

In Oman, OQ—the company regrouping Oman Oil and Orpic Group’s nine business units—awarded Schlumberger a contract valued at more than USD 125 million for the design, engineering, procurement, and construction of a production facility in the Bisat Field. The contract includes four years of operations and maintenance support with an optional one-year extension. First oil is scheduled for delivery in late 2021.

•

SBM Offshore awarded Schlumberger five contracts for the provision of a comprehensive portfolio of processing technologies to be used on a floating production, storage, and offloading (FPSO) vessel. The packages will be delivered in 2022 and include NATCO DUAL FREQUENCY* electrostatic treaters, CYNARA* acid gas removal membrane systems, VORTOIL* deoiling hydrocyclones, and EPCON Dual* compact flotation units.

•

China National Offshore Oil Corporation (CNOOC) awarded OneSubsea an engineering, procurement, and construction (EPC) contract for the supply of an integrated subsea production and processing system for the Lufeng 22-1 oil field in the South China Sea. The contract, valued at USD 143 million, includes subsea trees, an integrated boosting and manifold system, a unified control system, an integrated power-control umbilical, a virtual flow metering solution, and estimated services. The project consists of four deepwater wells and a 19-km tieback system to a newly built platform—the Lufeng 15-1—which will act as a central production and processing facility for the Lufeng development project.

Financial Tables

Condensed Consolidated Statement of Income (Loss)

		(Stated in millions, except per share amounts)

	Second Quarter		Six Months
Periods Ended June 30,	2020	2019	2020	2019
Revenue	$5,356	$8,269	$12,811	$16,149
Interest and other income	33	25	72	39
Expenses
Cost of revenue	4,925	7,252	11,548	14,209
Research & engineering	142	179	315	351
General & administrative	81	114	208	225
Impairments & other (1)	3,724	—	12,247	—
Interest	144	156	281	302

Income (loss) before taxes (1)	$(3,627)	$593	$(11,716)	$1,101
T ax (benefit) expense (1)	(199)	99	(920)	178

Net income (loss) (1)	$(3,428)	$494	$(10,796)	$923
Net income attributable to noncontrolling interests	6	2	14	10

Net income (loss) attributable to Schlumberger (1)	$(3,434)	$492	$(10,810)	$913

Diluted earnings (loss) per share of Schlumberger (1)	$(2.47)	$0.35	$(7.79)	$0.65

Average shares outstanding	1,388	1,384	1,388	1,385
Average shares outstanding assuming dilution	1,388	1,395	1,388	1,396

Depreciation & amortization included in expenses (2)	$604	$938	$1,396	$1,841

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	Jun. 30,	(Stated in millions) Dec. 31,
Assets	2020	2019
Current Assets Cash and short-term investments	$3,589	$2,167
Receivables	5,808	7,747
Other current assets	4,982	5,616

	14,379	15,530
Fixed assets	7,729	9,270
Multiclient seismic data	356	568
Goodwill	12,954	16,042
Intangible assets	3,622	7,089
Other assets	5,627	7,813

	$44,667	$56,312

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,824	$10,663
Estimated liability for taxes on income	1,054	1,209
Short-term borrowings and current portion of long-term debt	603	524
Dividends payable	184	702

	11,665	13,098
Long-term debt	16,763	14,770
Deferred taxes	42	491
Postretirement benefits	905	967
Other liabilities	2,836	2,810

	32,211	32,136
Equity	12,456	24,176

	$44,667	$56,312

Liquidity

			(Stated in millions)

Components of Liquidity	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Jun. 30, 2019
Cash and short-term investments	$3,589	$3,344	$2,167	$2,348
Short-term borrowings and current portion of long-term debt	(603)	(1,233)	(524)	(98)
Long-term debt	(16,763)	(15,409)	(14,770)	(16,978)

Net Debt (1)	$(13,777)	$(13,298)	$(13,127)	$(14,728)

Details of changes in liquidity follow:

Periods Ended June 30,		Six Months 2020	Second Quarter 2020	Six Months 2019
Net income (loss) before noncontrolling interests		$(10,796)	$(3,428)	$923
Impairment and other charges, net of tax		11,230	3,503	—

		$434	$75	$923
Depreciation and amortization (2)		1,396	604	1,841
Stock-based compensation expense		213	105	194
Change in working capital		(423)	42	(1,460)
Other		(33)	(23)	(64)

Cash flow from operations (3)		$1,587	$803	$1,434

Capital expenditures		(658)	(251)	(817)
APS investments		(224)	(61)	(332)
Multiclient seismic data capitalized		(61)	(26)	(109)

Free cash flow (4)		$644	465	176

Dividends paid		(1,386)	(694)	(1,385)
Stock repurchase program		(26)	—	(199)
Business acquisitions and investments, net of cash acquired plus debt assumed		(20)	(20)	(17)
Net proceeds from asset divestitures		298	—	—
Other		(160)	(230)	(29)

Increase in Net Debt		(650)	(479)	(1,454)
Net Debt, beginning of period		(13,127)	(13,298)	(13,274)

Net Debt, end of period		$(13,777)	$(13,777)	$(14,728)

(1)

“Net Debt” represents gross debt less cash, short-term investments, and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(3)

Includes severance payments of $426 million and $370 million during the six months and second quarter ended June 30, 2020, respectively; and $71 million and $23 million during the six months and second quarter ended June 30, 2019, respectively.

(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2020 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to more effectively evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

			(Stated in millions, except per share amounts)

	Second Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS*
Schlumberger net loss (GAAP basis)	$(3,627)	$(199)	$6	$(3,434)	$(2.47)
Workforce reductions	1,021	71	—	950	0.68
Asset performance solutions investments	730	15	—	715	0.52
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	61	4	—	57	0.04

Schlumberger net income, excluding charges & credits	$97	$22	$6	$69	$0.05

	Six Months 2020
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS*
Schlumberger net loss (GAAP basis)	$(11,716)	$(920)	$14	$(10,810)	$(7.79)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets	3,321	815	—	2,506	1.81
Asset performance solutions investments	1,994	11	—	1,983	1.43
Workforce reductions	1,223	78	—	1,145	0.82
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49	—	554	0.40
North America pressure pumping impairment	587	133	—	454	0.33
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	140	13	—	127	0.09
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$531	$97	$14	$420	$0.30

*	Does not add due to rounding.

		(Stated in millions, except per share amounts)

	First Quarter 2020
			Noncont.		Diluted
	Pretax	Tax	Interests	Net	EPS
Schlumberger net loss (GAAP basis)	$(8,089)	$(721)	$8	$(7,376)	$(5.32)
Goodwill	3,070	—	—	3,070	2.21
Intangible assets impairments	3,321	815	—	2,506	1.81
Asset performance solutions investments	1,264	(4)	—	1,268	0.91
North America pressure pumping impairment	587	133	—	454	0.33
Workforce reductions	202	7	—	195	0.14
Other	79	9	—	70	0.05
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$434	$75	$8	$351	$0.25

There were no charges or credits during the first six months of 2019.

Segments

(Stated in millions)

	Three Months Ended
	Jun. 30, 2020		Mar. 31, 2020		Jun. 30, 2019
	Revenue	Income (Loss) Before Taxes	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,052	$185	$1,311	$184	$1,558	$317
Drilling	1,731	165	2,289	285	2,420	301
Production	1,615	25	2,703	212	3,077	235
Cameron	1,015	80	1,254	121	1,328	165
Eliminations & other	(57)	(59)	(102)	(26)	(114)	(50)

Pretax segment operating income		396		776		968
Corporate & other		(169)		(228)		(238)
Interest income(1)		7		15		9
Interest expense(1)		(137)		(129)		(146)
Charges & credits(2)		(3,724)		(8,523)		—

	$5,356	$(3,627)	$7,455	$(8,089)	$8,269	$593

			(Stated in millions)

	Six Months Ended
	Jun. 30, 2020		Jun. 30, 2019
	Revenue	Income (Loss) Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$2,363	$369	$3,017	$598
Drilling	4,020	450	4,806	608
Production	4,318	237	5,967	453
Cameron	2,270	201	2,586	313
Eliminations & other	(160)	(85)	(227)	(96)

Pretax operating income		1,172		1,876
Corporate & other		(397)		(511)
Interest income(1)		22		18
Interest expense(1)		(266)		(282)
Charges & credits(2)		(12,247)		—

	$12,811	$(11,716)	$16,149	$1,101

(1)	Excludes interest included in the segment results.
(2)	See section entitled “Charges & Credits” for details.

Prior period amounts have been reclassified to the current period presentation.

Supplemental Information

1)	What is the capital investment guidance for the full year 2020?

Capital investment (comprised of capex, multiclient, and APS investments) for the full year 2020 is expected to be approximately $1.5 billion, which is approximately 45% lower than 2019. Capex is expected to be approximately $1.1 billion in 2020 as compared to $1.7 billion in 2019. APS investments will be about $300 million in 2020 as compared to $781 million in 2019.

2)	What were the cash flow from operations and free cash flow for the second quarter of 2020?

Cash flow from operations for the second quarter of 2020 was $803 million. Free cash flow for the second quarter of 2020 was $465 million, despite making $370 million of severance payments during the quarter.

3)	What was included in “Interest and other income” for the second quarter of 2020?

“Interest and other income” for the second quarter of 2020 was $33 million. This amount consisted of earnings of equity method investments of $26 million and interest income of $7 million.

4)	How did interest income and interest expense change during the second quarter of 2020?

Interest income of $7 million for the second quarter of 2020 decreased $8 million sequentially. Interest expense of $144 million increased $8 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2020 and what is the guidance on the ETR going forward?

The ETR for the second quarter of 2020, calculated in accordance with GAAP, was 5.5% as compared to 8.9% for the first quarter of 2020. Excluding charges and credits, the ETR for the second quarter of 2020 was 22.6% as compared to 17.2% for the first quarter of 2020. The ETR, excluding charges and credits, is expected to remain in the low twenties for the rest of 2020.

7)	How many shares of common stock were outstanding as of June 30, 2020 and how did this change from the end of the previous quarter?

There were 1.388 billion shares of common stock outstanding as of June 30, 2020 and March 31, 2020.

(Stated in millions)
Shares outstanding at March 31, 2020	1,388
Shares issued under employee stock purchase plan	—
Vesting of restricted stock	—
Stock repurchase program	—

Shares outstanding at June 30, 2020	1,388

8)

What was the weighted average number of shares outstanding during the second quarter of 2020 and first quarter of 2020? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.388 billion during the second quarter of 2020 and 1.387 billion during the first quarter of 2020.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)

	Second Quarter	First Quarter
	2020	2020
Weighted average shares outstanding	1,388	1,387
Assumed exercise of stock options	—	—
Unvested restricted stock	15	16

Average shares outstanding, assuming dilution	1,403	1,403

9)	What was the unamortized balance of Schlumberger’s investment in APS projects at June 30, 2020?

The unamortized balance of Schlumberger’s investments in APS projects was approximately $1.8 billion at June 30, 2020 and $2.5 billion at March 31, 2020. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet.

10)	What are the components of depreciation and amortization expense for the second quarter of 2020 and the first quarter of 2020?

The components of depreciation and amortization expense for the second quarter of 2020 and first quarter of 2020 were as follows:

		(Stated in millions)

	Second Quarter 2020	First Quarter 2020
Depreciation of fixed assets	$417	$449
Amortization of intangible assets	80	133
Amortization of APS investments	58	163
Amortization of multiclient seismic data costs capitalized	49	47

	$604	$792

11)	What was the amount of WesternGeco multiclient sales in the second quarter of 2020?

Multiclient sales, including transfer fees, were $71 million in the second quarter of 2020 and $88 million in the first quarter of 2020.

12)	What was the WesternGeco backlog at the end of the second quarter of 2020?

The WesternGeco backlog, which is based on signed contracts with customers, was $248 million at the end of the second quarter of 2020. It was $282 million at the end of the first quarter of 2020.

13)	What was the book-to-bill ratio for Cameron’s long-cycle businesses? What were the orders and backlog for Cameron’s OneSubsea and Drilling Systems businesses?

The book-to-bill ratio for the Cameron long-cycle businesses was 0.7. The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)

	Second Quarter	First Quarter
Orders	2020	2020
OneSubsea	$277	$371
Drilling Systems	$95	$317

Backlog (at the end of period)
OneSubsea	$2,139	$2,241
Drilling Systems	$457	$526

14)	What are the components of the $3.7 billion of charges recorded during the second quarter of 2020?

The components of the $3.7 billion net pretax charge are as follows (in millions):

Severance(a)	$1,021
APS investments(b)	730
Fixed assets impairments(c)	666
Inventory write-downs(d)	603
Right-of-use asset impairments(e)	311
Costs associated with exiting certain activities	205
Multiclient seismic data impairment	156
Repurchase of bonds	40
Postretirement benefits curtailment gain	(69)
Other(f)	61

$3,724

(a)	Severance is associated with reducing Schlumberger’s workforce by more than 21,000 employees. The vast majority of this charge is expected to be paid during the second half of 2020.
(b)	Relates to the carrying value of certain APS projects in Latin America.
(c)	Consists of equipment that will no longer be utilized and facilities Schlumberger is exiting.
(d)	Represents the write-down of inventory to its net realizable value.
(e)	Relates to assets under operating leases associated with leased facilities Schlumberger is exiting and excess equipment.
(f)	Includes a $42 million increase to the allowance for the doubtful accounts.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 85,000 people as of the end of the second quarter of 2020 who represent over 170 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance sustainably.

Schlumberger Limited has executive offices in Paris, Houston, London, and The Hague, and reported revenues of $32.92 billion in 2019. For more information, visit www.slb.com.

*	Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, July 24, 2020. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 4013483. At the conclusion of the conference call, an audio replay will be available until August 24, 2020 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 7688409. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until August 24, 2020.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2020 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its product lines (and for specified products or geographic areas within each product line); oil and natural gas demand and production growth; oil and natural gas prices; pricing; Schlumberger’s response to, and preparedness for, the COVID-19 pandemic; access to raw materials; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger and Schlumberger’s customers; Schlumberger’s digital strategy; Schlumberger’s restructuring efforts and charges recorded as a result of such efforts; our effective tax rate; Schlumberger’s APS projects, joint ventures, and alliances; future global economic and geopolitical conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by Schlumberger’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of Schlumberger’s customers and suppliers, particularly during extended periods of low prices for crude oil and natural gas; Schlumberger’s inability to sufficiently monetize assets; the extent of future charges; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in Schlumberger’s supply chain; production declines; Schlumberger’s inability to recognize intended benefits from its business strategies and initiatives, such as digital or new energy; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this second-quarter 2020 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this second-quarter 2020 earnings release are made as of July 24, 2020, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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